EXHIBIT 99.1

The Community Financial Corporation Announces Third Quarter 2020 Results

Third Quarter 2020 Highlights

  Net income totaled $3.8 million for the quarter ended September 30, 2020, or $0.64 per diluted common share compared to net income of $3.7 million or $0.66 per diluted common share for the quarter ended September 30, 2019.
  A $2.5 million provision for loan losses was recorded during the quarter ended September 30, 2020, primarily due to economic uncertainties from the COVID-19 pandemic, bringing the year to date provision to $10.1 million.
  Efficiency ratio was 55.5% and 56.0% for the third quarter and nine months ended September 30, 2020 compared to 62.5% and 61.7% for the same periods in 2019.
  The Company’s return on average assets  ("ROAA") and return on average common equity ("ROACE") were 0.73% and 7.86% for the three months ended September 30, 2020 compared to 0.84% and 8.86% for the three months ended September 30, 2019. The Company’s ROAA and ROACE were 0.68% and 7.06% for the nine months ended September 30, 2020 compared to 0.87% and 9.22% for the nine months ended September 30, 2019.
  Pre-tax, pre-provision ("PTPP") ROAA and PTPP ROACE increased to 1.46% and 15.7% for the quarter ended September 30, 2020 compared to 1.26% and 13.3% for the quarter ended September 30, 2019.
  PTPP ROA and ROACE were 1.53% and 15.9% during the first nine months of 2020 compared to 1.29% and 13.7% for the same period in 2019.
  Subordinated debt of $20.0 million issued on October 14, 2020.

WALDORF, Md., Nov. 02, 2020 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today reported its results of operations for the third quarter and nine months ended September 30, 2020. Net income for the three months ended September 30, 2020 was $3.8 million, or $0.64 per diluted common share compared with net income of $3.5 million, or $0.59 per diluted common share for the second quarter of 2020, and net income of $3.7 million or $0.66 per diluted common share for the quarter ended September 30, 2019. The Company reported net income for the nine months ended September 30, 2020 of $10.0 million, or $1.70 per diluted common share compared to a net income for the comparable period of 2019 of $11.2 million, or $2.01 per diluted common share. As a result of the COVID-19 pandemic, third quarter and year to date 2020 earnings were impacted by increased provisions for loan losses ("PLL") of $2.5 million and $10.1 million, respectively, compared to $450,000 and $1.3 million for the three and nine months ended September 30, 2019.

"As we continue to work with our customers during the pandemic, I am proud of our team's focus and commitment to each other and our communities, which has resulted in an increase in core earnings. We completed the third quarter of 2020 with net income of $3.8 million, which included a $2.5 million provision for loan losses," stated William J. Pasenelli, President and Chief Executive Officer. "The Company's pre-tax pre-provision ("PTPP") income improved to $22.5 million, a $5.8 million or 35.1% increase over the first nine months of 2019. This has resulted in PTPP ROAA and ROACE improving to 1.53% and 15.9% during the first nine months of 2020."

"We are expecting the COVID-19 deferred portfolio to decrease from $251.5 million or 16.8% of loans at September 30, 2020 to between 2% and 4% by December 31, 2020," stated James M. Burke, Executive Vice President and Bank President. "Deferral customers are returning to normal payments as scheduled with very few exceptions. At this time, additional deferrals have only been granted to those clients in industries that have been the most negatively impacted by the pandemic. The continued improvement has been driven by the resilience of our local economy which is inextricably tied to federal government spending. Our ongoing commitment to our communities will continue by providing access to existing and future federal and state relief programs."

Balance Sheet - Asset Quality

COVID-19 Loan Programs

The outbreak of COVID-19 has adversely impacted a range of industries in the Company's footprint. The length and the severity of the pandemic could prevent our customers from fulfilling their financial obligations to the Company. The Coronavirus Aid, Relief and Economic Security ("CARES") Act was signed into law on March 27, 2020 as a $2 trillion legislative package. The goal of the CARES Act is to prevent a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. There have been additional clarifications to regulation and legislation since the original law was passed. The Company has taken significant steps to protect the health and well-being of its employees and customers and to assist customers who have been impacted by the COVID-19 pandemic.

We have originated U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans for our customers. As of September 30, 2020, the Company had originated 963 SBA PPP loans with balances of $131.1 million. We are ready to assist our customers if an additional round of funding is authorized by the President of the United States ("POTUS") and Congress. No credit issues are anticipated with SBA PPP loans as they are guaranteed by the SBA and the Bank's allowance for loan loss does not include an allowance for U.S. SBA PPP loans.

We have payment deferral programs for our customers who are adversely affected by the pandemic. Beginning in April of 2020, the Company deferred either the full loan payment or the principal component of the loan payment between 90 and 180 days with most deferrals set to a six month period. As of September 30, 2020, $251.5 million or 16.8% of gross portfolio loans   had deferral agreements, down $13.4 million from $264.9 million or 17.7% of total gross portfolio loans as of June 30, 2020. These loans were current prior to the COVID-19 crisis and will not be considered delinquent loans or troubled debt restructures ("TDRs") upon completion of the modification agreements. Additionally, none of the deferrals are reflected in the Company’s asset quality measures (i.e., non-performing loans) due to the provision of the CARES Act that permits U.S. financial institutions to temporarily suspend the U.S. GAAP requirements to treat such short-term loan modifications as TDRs.

We expect the COVID-19 pandemic to have an adverse effect on our loan production and the credit quality of our loan portfolio during the remainder of 2020. Disruption to our customers could result in increased loan delinquencies and defaults and a decline in local loan demand. The Company's COVID-19 loan deferral commercial and retail programs could delay the identification and resolution of problem credits. Management believes impaired loans may increase in the future as a result of the COVID-19 pandemic.

The Bank's borrowers in the hotel, restaurant and retail industries continue to endure economic distress, which may cause them to draw on their existing lines of credit. This scenario may adversely affect their ability to repay existing indebtedness and may impact the value of collateral. These developments, together with economic conditions, could materially impact our commercial real estate portfolio, particularly with respect to real estate with exposure to specific industries, and the value of certain collateral securing our loans. As a result, our financial condition, capital levels and results of operations could be adversely affected.

Below are schedules that provide information on the COVID-19 deferred loans. The schedules summarize the COVID-19 loan modifications by loan portfolio, the amount of interest recognized but not received, monthly interest and principal deferral amounts, maturity or next payment due dates and the Bank's industry classification using the North American Industry Classification System ("NAICS").

COVID-19 Deferred Loans	September 30, 2020
(dollars in thousands)	Loan Balances	% of Deferred Loans	% of Gross Portfolio Loans	Number of Loans	Interest Recognized Not Received	Scheduled Monthly Principal	Scheduled Monthly Interest
Commercial real estate	$224,275	89.19%	14.98%	134	$4,015	$546	$806
Residential first mortgages	12,665	5.04%	0.85%	36	275	33	43
Residential rentals	7,598	3.02%	0.51%	27	196	31	34
Commercial loans	336	0.13%	0.02%	3	7	—	1
Consumer loans	1	—%	—%	1	—	—	—
Commercial equipment	6,600	2.62%	0.44%	49	89	115	24
Total	$251,475	100.00%	16.80%	250	$4,582	$725	$908

COVID-19 Deferred Loans - Next Payment Due by Month
(dollars in thousands)	Loan Balances	%	Number of Loans
October-20	$96,917	38.54%	109
November-20	121,588	48.35%	108
December-20	30,158	11.99%	27
January-21	2,812	1.12%	6
Total	$251,475	100.00%	250

COVID-19 Deferred Loans by NAICS Industry
(dollars in thousands)	September 30, 2020	Number of Loans
Real Estate Rental and Leasing	$114,542	88
Accommodation and Food Services	43,281	18
Other Services (except Public Administration)	40,974	25
Health Care and Social Assistance	11,273	11
Professional, Scientific, and Technical Services	7,337	11
Construction	5,863	12
Arts, Entertainment, and Recreation	3,984	3
Transportation and Warehousing	4,285	15
Retail Trade	1,488	8
Educational Services	1,765	5
Other Industries, Residential Mortgages and Consumer **	16,683	54
Total	$251,475	250
** No NAICS code has been assigned.

COVID-19 Deferred Loans by Top Four NAICS Industries
(dollars in thousands)	September 30, 2020	Number of Loans
Real Estate Rental and Leasing
Lessors of Nonresidential Buildings (except Mini-warehouse)	$94,382	50
Lessors of Residential Buildings and Dwellings	11,017	18
Other Activities Related to Real Estate	3,963	7
Lessors of Other Real Estate Property	3,506	6
General Rental Centers	830	3
Nonresidential Property Managers	600	2
Offices of Real Estate Agents and Brokers	126	1
Residential Property Managers	118	1
	$114,542	88

Accommodation and Food Services
Hotels (except Casino Hotels) and Motels	$34,095	9
Full-Service Restaurants	5,027	6
Limited-Service Restaurants	2,747	1
Caterers	1,412	2
	$43,281	18

Other Services (except Public Administration)
Religious Organizations	$28,607	16
Civic and Social Organizations	10,219	4
General Automotive Repair	848	1
Pet Care (except Veterinary) Services	661	3
Auto Body, Paint, & Interior Repair and Maintenance	639	1
	$40,974	25

Health Care and Social Assistance
Assisted Living Facilities for the Elderly	$9,129	3
Offices of Physicians (except Mental Health Specialists)	1,297	2
Offices of Dentists	824	5
Offices of Physical, Occupational and Speech Therapists, and Audiologists	23	1
	$11,273	11

Allowance for loan losses ("ALLL") and provision for loan losses ("PLL")

Since December 31, 2019, the Company's general allowance increased reflecting economic uncertainty from the COVID-19 pandemic and the specific allowance decreased as specifically identified impaired loans were resolved. ALLL levels increased to 1.26% of portfolio loans at September 30, 2020 compared to 0.75% at December 31, 2019. At and for the three months ended September 30, 2020, the Company's ALLL increased $7.9 million or 72.1% to $18.8 million at September 30, 2020 from $10.9 million at December 31, 2019.

The Company recorded a $2.5 million and $10.1 million PLL for the three and nine months ended September 30, 2020 compared to $450,000 and $1.3 million for the three and nine months ended September 30, 2019. Net charge-offs also increased from comparable periods as we resolved several relationships that were substandard relationships prior to the pandemic. The Company's allowance methodology considers quantitative historical loss factors and qualitative factors to determine the estimated level of incurred losses in the Company's loan portfolios. The increased provision was primarily due to the economic effects of the COVID-19 pandemic and considered the potential impact of our loan payment deferral program. The current year growth in the commercial loan portfolios also contributed to provision expense.

Management believes that COVID-19 deferred loans are more likely to default in the future and in our evaluation of the deferred loan portfolio, management considered the length of the deferral period, the type and amount of collateral and customer industries. The analysis considered the impact to the allowance model if certain metrics were available (e.g., delinquency), but will remain as unavailable indicators until most of our deferred loans return to a normal payment schedule. When most of the deferral periods end in the fourth quarter of 2020, we plan to use additional customer specific qualitative metrics in our ALLL calculation. The Company has established a process for tracking loans during the deferral period. All COVID-19 deferred loans are reviewed each quarter. Consistent with regulatory guidance, if new information during the deferral period indicates that there is evidence of default, the Bank may change the classification rating (e.g., change from passing credit to substandard) and accrual status (e.g., change from accrual to non-accrual status) as deemed appropriate. As of September 30, 2020, there were no COVID-19 deferred loans deemed to be non-accrual or substandard based on reviews.

Management believes that the allowance is adequate at September 30, 2020. The ALLL as a percent of total loans may increase in future periods based on our belief that the credit quality of our loan portfolio could decline and loan defaults may increase as a result of the COVID-19 pandemic.

Non-Performing Assets

Classified assets decreased $10.0 million from $34.6 million at December 31, 2019 to $24.6 million at September 30, 2020. Management considers classified assets to be an important measure of asset quality. The Company's risk rating process for classified loans is an important input into the Company's allowance methodology. Risk ratings are expected to be an important indicator in assessing ongoing credit risks of COVID-19 deferred loans.

Non-accrual loans and OREO to total gross portfolio loans and OREO decreased 14 basis points from 1.75% at December 31, 2019 to 1.61% at September 30, 2020. Non-accrual loans, OREO and TDRs to total assets decreased 30 basis points from 1.46% at December 31, 2019 to 1.16% at September 30, 2020.

Non-accrual loans increased $2.3 million from $17.9 million at December 31, 2019 to $20.1 million at September 30, 2020. The increase in non-accrual loans during the first nine months 2020 was largely the result of several substandard classified relationships that were performing before the COVID-19 crisis. Non-accrual loans of $2.9 million (14%) were current with all payments of principal and interest with specific reserves of $42,000 at September 30, 2020. Delinquent non-accrual loans were $17.2 million (86%) with specific reserves of $468,000 at September 30, 2020.

During the nine months ended September 30, 2020, the Company did not offer any COVID-19 deferrals to substandard credits and as of September 30, 2020 there were no non-accrual loans with approved COVID-19 loan deferrals in process. All COVID-19 deferred loans were current prior to the COVID-19 crisis.

The OREO balance decreased $3.8 million from $7.8 million at December 31, 2019 to $4.0 million at September 30, 2020. During the nine months ended September 30, 2020, OREO additions of $1.2 million consisted of a commercial lot with a contract expected to settle during the fourth quarter of 2020. OREO disposals of $2.8 million netted losses of $7,000 on disposals for the nine months ended September 30, 2020.

Balance Sheet

Assets

Total assets increased $339.9 million, or 18.9%, to $2.14 billion at September 30, 2020 compared to total assets of $1.80 billion at December 31, 2019 primarily due to increased net loans of $162.0 million with U.S. SBA PPP loans accounting for $131.1 million of the increase. In addition, total assets increased $21.6 million for investments, OREO decreased $3.8 million, cash increased $155.2 million and all other assets increased $4.9 million. The Company’s loan pipeline was approximately $152.0 million at September 30, 2020.

During the third quarter of 2020, total net loans, which include portfolio loans and U.S. SBA PPP loans, increased 0.7% annualized or $3.0 million from $1,604.1 million at June 30, 2020 to $1,607.1 million at September 30, 2020. Gross portfolio loans increased 1.0% annualized or $3.8 million from $1,492.7 million at June 30, 2020 to $1,496.5 million at September 30, 2020. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

Non-owner occupied commercial real estate as a percentage of risk-based capital at September 30, 2020 and December 31, 2019 were $687 million or 339% and $639 million or 320%, respectively. Construction loans as a percentage of risk-based capital at September 30, 2020 and December 31, 2019 were $144 million or 71% and $147 million or 74%, respectively. Regulatory loan concentrations increased in the first nine months of 2020 due to commercial real estate growth and due to a reduction in total regulatory capital from the redemption of the $23.0 million of 6.25% fixed-to-floating rate subordinated notes in February 2020.

Funding

The Bank uses retail deposits and wholesale funding. Wholesale funding includes short-term borrowings, long-term debt and brokered deposits. Retail deposits continue to be the most significant source of funds totaling $1,768.6 million or 97.1% of funding at September 30, 2020 compared to $1,510.8 million or 97.0% of funding at December 31, 2019. Wholesale funding, which consisted of FHLB advances and brokered deposits, was $53.3 million or 2.9% of funding at September 30, 2020 compared to $46.4 million or 3.0% of funding at December 31, 2019. The September 30, 2020 Federal Reserve Bank's PPPLF Program outstanding balance of $85.9 million is excluded from the preceding deposit and wholesale analysis.

Total deposits increased $267.8 million or 17.71% (23.6% annualized) at September 30, 2020 compared to December 31, 2019. The increase comprised a $298.5 million increase to transaction deposits offsetting a $30.7 million decrease to time deposits. Non-interest-bearing demand deposits increased $119.7 million or 49.62% at September 30, 2020, representing 20.3% of deposits, compared to 15.95% of deposits at December 31, 2019. The Bank increased on-balance sheet liquidity in the first nine months as deposit balances increased compared to the prior year. Customer deposit balances increased due to new customer acquisitions as well as lower levels of consumer and business spending related to the COVID-19 pandemic.

Management has increased oversight and review of customer line of credit usage. If we were to experience increases in draws on customer lines of credit or decreased deposit levels in future periods as a result of the distressed economic conditions in our market areas relating to the COVID-19 pandemic, our level of borrowed funds could increase.

Stockholders' Equity and Regulatory Capital

During the nine months ended September 30, 2020, total stockholders’ equity increased $11.4 million due to net income of $10.0 million, an increase in accumulated other comprehensive income of $3.3 million due to increased unrealized gains in the investment portfolio and net stock related activities in connection with stock-based compensation and ESOP activity of $225,000. These increases to stockholders’ equity were partially offset by common dividends paid of $2.1 million.

The Company’s ratio of tangible common equity ("TCE") to tangible assets decreased to 8.49% at September 30, 2020 from 9.44% at December 31, 2019 (see Non-GAAP reconciliation schedules). The decrease in the TCE ratio was due primarily to significant increases in cash and loans from COVID-19 government stimulus. In April 2020, banking regulators issued an interim final rule that excluded U.S. SBA PPP loans pledged under the PPPLF from the calculation of the leverage ratio. In addition, the interim final rule excluded U.S. SBA PPP loans from the calculation of risk-based capital ratios by assigning a zero percent risk weight. The Company remains well capitalized at September 30, 2020 with a Tier 1 capital to average assets ("leverage ratio") of 9.73% at September 30, 2020 compared to 10.08% at December 31, 2019.

On December 31, 2019, the Company issued a total of 312,747 shares of its common stock, par value $0.01 in a private placement offering. The Company received net proceeds of $10.6 million after deal expenses. On February 15, 2020, the Company used the proceeds and a cash dividend from the Bank to redeem the Company’s outstanding $23.0 million of 6.25% fixed-to-floating rate subordinated notes.

Due to economic uncertainties surrounding COVID-19, on October 14, 2020, the Company issued $20.0 million in aggregate principal amount 4.75% Fixed to Floating Rate Subordinated Notes due 2030 (the "Offering"), which will be treated as Tier 2 Capital at the Company. The Company contributed $10.0 million of net proceeds from the Offering to the Bank as Tier 1 Capital on October 15, 2020 and may use the remainder of the Offering net proceeds for general corporate purposes, to support bank regulatory capital ratios and for potential common stock share repurchases.

Results of Operations

	Three Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change

Interest and dividend income	$17,483	$18,259	$(776)	(4.2)%
Interest expense	2,115	4,734	(2,619)	(55.3)%
Net interest income	15,368	13,525	1,843	13.6%
Provision for loan losses	2,500	450	2,050	455.6%
Noninterest income	1,666	1,239	427	34.5%
Noninterest expense	9,451	9,224	227	2.5%
Income before income taxes	5,083	5,090	(7)	(0.1)%
Income tax (income) expense	1,284	1,397	(113)	(8.1)%
Net income	$3,799	$3,693	$106	2.9%

The increase to net income in the third quarter of 2020 compared to the same quarter in 2019 was due to increased net interest income and noninterest income, a decrease in income tax expense partially offset by increases in noninterest expense and provision for loan losses related to the economic uncertainty of the COVID-19 pandemic.

	Nine Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change

Interest and dividend income	$53,160	$54,174	$(1,014)	(1.9)%
Interest expense	8,215	14,353	(6,138)	(42.8)%
Net interest income	44,945	39,821	5,124	12.9%
Provision for loan losses	10,100	1,325	8,775	662.3%
Noninterest income	6,046	3,553	2,493	70.2%
Noninterest expense	28,531	26,745	1,786	6.7%
Income before income taxes	12,360	15,304	(2,944)	(19.2)%
Income tax expense	2,363	4,107	(1,744)	(42.5)%
Net income	$9,997	$11,197	$(1,200)	(10.7)%

The decrease to net income in the first nine months of 2020 compared to the same period in 2019 was due to increased provision for loan losses related to the economic uncertainty of the COVID-19 pandemic and increased noninterest expense partially offset by increases in net interest income and non-interest income and a decrease to income tax expense. The decrease in income tax expense was due to a change in the Company's state tax apportionment approach that was implemented in the first quarter of 2020 as well as lower pre-tax income.

Net Interest Income

Net interest income increased $1.84 million or 13.6% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Net interest margin of 3.27% for the three months ended September 30, 2020 decreased six basis points from 3.33% for the comparable period. The increase in net interest income resulted primarily from significant decreases in interest expense from lower funding costs. Interest income decreased from significantly lower asset yields partially offset by increased interest income from larger average balances.

Net interest income increased $5.1 million or 12.9% for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Net interest margin of 3.34% for the nine months ended September 30, 2020 was two basis points higher than the 3.32% for the nine months ended September 30, 2019. The increase in net interest margin from the first nine months of 2019 resulted primarily from the Company’s interest earning asset yields decreasing at a slower rate than overall funding costs. Interest earning asset yields decreased 57 basis points from 4.52% for the nine months ended September 30, 2019 to 3.95% for the nine months ended September 30, 2020. The Company’s cost of funds decreased 61 basis points from 1.24% for the nine months ended September 30, 2019 to 0.63% for the nine months ended September 30, 2020. For the nine months ended September 30, 2020, net interest margin was reduced six basis points as a result of net U.S. SBA PPP loans and Federal Reserve PPPLF funding.

The sharp decline in interest rates during the first nine months of 2020 not only reduced interest income on floating-rate commercial loans and liquid interest-earning assets, but it also reduced competitive pressures and depositor expectations concerning deposit interest rates. Due to a slightly liability-sensitive balance sheet, the Company increased its net interest margin in the first quarter of 2020, had stable margins during the second quarter of 2020 after adjusting for PPP loan and funding activity and had minimal net interest margin compression of seven basis point in the third quarter of 2020. Net interest margin declined from 3.34% for the three months ended June 30, 2020 to 3.27% for the three months ended September 30, 2020.

Some compression of our net interest margin is probable in the fourth quarter of 2020 as interest-earning assets begin to reprice faster than interest-bearing liabilities. The Bank's loan growth may slow due to overall economic conditions. Conversely, PPP loan forgiveness will positively impact margins and net interest income in the quarter(s) of forgiveness with the recognition of remaining net deferred fees.

Noninterest Income

Noninterest income increased $427,000 or 34.5% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The increase for the comparable periods was primarily due to new revenues from interest rate protection referral fee income and gains on the sale of investment securities. During the fourth quarter of 2019, the Bank began referring customers to a third-party financial institution that offers interest rate protection for the length of a loan. Noninterest income as a percentage of average assets was 0.32% and 0.28%, respectively, for the three months ended September 30, 2020 and 2019.

Noninterest income increased $2.5 million or 70.2% for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increases were primarily due to increased interest rate protection referral fee income of $1.8 million and $670,000 in gains on sales of investments. Noninterest income as a percentage of assets was 0.41% and 0.27%, respectively, for the nine months ended September 30, 2020 and 2019. The COVID-19 crisis has impacted spending habits of customers and reduced growth in service fee income as well as curtailed expected commercial loan volume which impacts interest rate protection agreement referral fee opportunities.

Noninterest Expense

Noninterest expense increased $227,000 or a modest 2.5% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The increase in noninterest expense for the comparable periods was due to increases in data processing, professional fees, FDIC insurance and OREO. Data processing costs are comparable to average 2020 quarterly expenses and include the Bank's continued investment in technology with the addition of the nCino Bank Operating System. The Company's investments in technology have slowed the growth of expenses as the asset size of the Bank has increased. The increase in FDIC insurance for the third quarter of 2020 was due to the application of a $172,000 FDIC insurance credit taken in the third quarter of 2019. Increased OREO expenses reflect management's actions in 2020 to reduce non-performing assets. These increases in noninterest expense were partially offset by reductions in compensation and benefits and advertising. Compensation and benefits were lower in the third quarter of 2020 primarily due to reductions in health care costs and 401K employer contributions. The Company's projected quarterly expense run rate for the remainder of 2020 remains between $9.2-$9.4 million.

The Company’s efficiency ratio was 55.48% for the three months ended September 30, 2020 compared to 62.48% for the three months ended September 30, 2019. The Company’s net operating expense ratio was 1.50% for the three months ended September 30, 2020 compared to 1.82% for the three months ended September 30, 2019. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

Noninterest expense increased $1.8 million or 6.7% for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase in noninterest expense for the comparable periods was primarily due to increased OREO expenses. Noninterest expense increased for the comparable periods as increases in data processing, professional fees and FDIC insurance were offset by decreases in all other operating expenses including occupancy, advertising, depreciation and other expenses. Noninterest expense increased $234,000 or less than 1% for the comparable periods if OREO expenses were excluded.

Year to date compensation and benefits for the nine months ended were reduced a total $484,000 due to the allocation of deferred costs for U.S. SBA PPP loans originated during the second and third quarter of 2020.

The Company’s efficiency ratio was 55.95% for the nine months ended September 30, 2020 compared to 61.66% for the nine months ended September 30, 2019. The Company’s net operating expense ratio was 1.53% at September 30, 2020 compared to 1.79% at September 30, 2019. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more noninterest income while controlling expense growth.

Income Tax Expense

For the nine months ended September 30, 2020 the effective tax rate at 19.1%.The Company's new state tax apportionment approach was implemented during the first quarter of 2020 and included the impact of amended income tax filings of the Company and Bank. Management evaluated the tax position and determined the change in tax position qualified as a change in estimate under FASB ASC Section 250. The following table shows a breakdown of income tax expense for the nine months ended September 30, 2020 split between the apportionment adjustment and a normalized 2020 income tax provision:

	Nine Months Ended September 30, 2020
(dollars in thousands)	Tax Provision	Effective Tax Rate
Income tax apportionment adjustment	$(743)	(6.0)%
Income taxes before apportionment adjustment	3,106	25.1%
Income tax expense as reported	$2,363	19.1%

Income before income taxes	$12,360

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.1 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaking or that we undertake in the future; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: risks, uncertainties and other factors relating to the COVID-19 pandemic (including the length of time that the pandemic continues, the ability of states and local governments to successfully implement the lifting of restrictions on movement and the potential imposition of further restrictions on movement and travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates); the synergies and other expected financial benefits from the County First acquisition, or any other acquisition that we undertake in the future; may not be realized within the expected time frames; changes in The Community Financial Corporation or Community Bank of the Chesapeake’s strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019 and the Company's Quarterly Report on Form 10-Q for the Period Ended June 30, 2020, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of September 30, 2020. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
 CONSOLIDATED INCOME STATEMENT

	Three Months Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest and Dividend Income
Loans, including fees	$16,176	$16,277	$16,502	$16,565	$16,542
Interest and dividends on securities	1,269	1,341	1,469	1,508	1,606
Interest on deposits with banks	38	20	68	206	111
Total Interest and Dividend Income	17,483	17,638	18,039	18,279	18,259
Interest Expense
Deposits	1,534	1,937	3,044	3,777	3,867
Short-term borrowings	14	28	69	65	140
Long-term debt	567	449	573	724	727
Total Interest Expense	2,115	2,414	3,686	4,566	4,734
Net Interest Income (NII)	15,368	15,224	14,353	13,713	13,525
Provision for loan losses	2,500	3,500	4,100	805	450
NII After Provision For Loan Losses	12,868	11,724	10,253	12,908	13,075
Noninterest Income
Loan appraisal, credit, and misc. charges	49	35	14	131	109
Gain on sale of assets	6	—	—	—	—
Net gains on sale of investment securities	229	112	329	226	—
Unrealized gain (losses) on equity securities	—	40	75	(22)	35
Loss on premises and equipment held for sale	—	—	—	(1)	—
Income from bank owned life insurance	222	220	219	223	223
Service charges	839	709	982	916	834
Referral fee income	321	1,143	502	740	38
Total Noninterest Income	1,666	2,259	2,121	2,213	1,239
Noninterest Expense
Compensation and benefits	5,099	4,714	5,188	5,408	5,353
OREO valuation allowance and expenses	421	1,100	782	212	263
Sub Total	5,520	5,814	5,970	5,620	5,616
Operating Expenses
Occupancy expense	734	736	734	812	730
Advertising	129	130	121	152	250
Data processing expense	990	924	928	780	793
Professional fees	652	477	626	649	523
Depreciation of premises and equipment	142	151	158	165	165
Telephone communications	43	53	43	39	46
Office supplies	31	30	31	45	34
FDIC Insurance	249	260	170	(3)	2
Core deposit intangible amortization	144	151	157	163	169
Other	817	671	745	1,066	896
Total Operating Expenses	3,931	3,583	3,713	3,868	3,608
Total Noninterest Expense	9,451	9,397	9,683	9,488	9,224
Income before income taxes	5,083	4,586	2,691	5,633	5,090
Income tax expense	1,284	1,136	(57)	1,558	1,397
Net Income	$3,799	$3,450	$2,748	$4,075	$3,693

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
 CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Assets
Cash and due from banks	$93,130	$103,914	$15,498	$25,065	$37,923
Federal funds sold	69,431	29,456	—	—	42,205
Interest-bearing deposits with banks	25,132	13,051	10,344	7,404	36,563
Securities available for sale (AFS), at fair value	229,620	234,982	214,163	208,187	131,288
Securities held to maturity (HTM), at amortized cost	—	—	—	—	88,654
Equity securities carried at fair value through income	4,851	4,831	4,768	4,669	4,665
Non-marketable equity securities held in other financial institutions	209	209	209	209	209
Federal Home Loan Bank (FHLB) stock - at cost	3,415	4,691	5,627	3,447	4,510
Net U.S. Small Business Administration ("SBA") Paycheck Protection ("PPP") Loans	127,811	125,638	—	—	—
Portfolio Loans Receivable net of allowance for loan losses of $18,829, $16,319, $15,061, $10,942 and $11,252	1,479,313	1,478,498	1,477,087	1,445,109	1,405,856
Net Loans	1,607,124	1,604,136	1,477,087	1,445,109	1,405,856
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	20,671	20,972	21,305	21,662	22,320
Premises and equipment held for sale	430	430	430	430	—
Other real estate owned (OREO)	3,998	3,695	6,338	7,773	10,195
Accrued interest receivable	8,975	6,773	5,077	5,019	5,213
Investment in bank owned life insurance	37,841	37,619	37,399	37,180	36,958
Core deposit intangible	1,666	1,810	1,961	2,118	2,281
Net deferred tax assets	7,307	6,565	6,421	6,168	5,979
Right of use assets - operating leases	8,005	8,132	8,257	8,382	8,521
Other assets	4,797	1,655	902	3,879	1,557
Total Assets	$2,137,437	$2,093,756	$1,826,621	$1,797,536	$1,855,732
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$360,839	$356,196	$254,114	$241,174	$243,425
Interest-bearing deposits	1,418,767	1,314,168	1,258,475	1,270,663	1,316,535
Total deposits	1,779,606	1,670,364	1,512,589	1,511,837	1,559,960
Short-term borrowings	—	5,000	27,000	5,000	15,000
Long-term debt	42,319	67,336	67,353	40,370	55,387
Paycheck Protection Program Liquidity Facility ("PPPLF") Advance	85,893	126,801	—	—	—
Guaranteed preferred beneficial interest in junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	—	—		23,000	23,000
Lease liabilities - operating leases	8,193	8,296	8,397	8,495	8,607
Accrued expenses and other liabilities	16,576	14,517	14,015	15,340	14,369
Total Liabilities	1,944,587	1,904,314	1,641,354	1,616,042	1,688,323
Stockholders' Equity
Common stock	59	59	59	59	56
Additional paid in capital	95,799	95,687	95,581	95,474	84,713
Retained earnings	92,814	89,781	87,070	85,059	81,682
Accumulated other comprehensive income (loss)	4,780	4,517	3,159	1,504	1,715
Unearned ESOP shares	(602)	(602)	(602)	(602)	(757)
Total Stockholders' Equity	192,850	189,442	185,267	181,494	167,409
Total Liabilities and Stockholders' Equity	$2,137,437	$2,093,756	$1,826,621	$1,797,536	$1,855,732
Common shares issued and outstanding	5,911,940	5,911,715	5,910,064	5,900,249	5,583,492

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
KEY OPERATING RATIOS
Return on average assets ("ROAA")	0.73%	0.69%	0.61%	0.91%	0.84%
Pre-tax Pre-Provision ROAA**	1.46	1.62	1.51	1.43	1.26
Return on average common equity ("ROACE")	7.86	7.27	6.00	9.58	8.86
Pre-tax Pre-Provision ROACE**	15.69	17.03	14.82	15.14	13.29
Average total equity to average total assets	9.33	9.52	10.20	9.46	9.50
Interest rate spread	3.15	3.21	3.21	3.05	3.07
Net interest margin	3.27	3.34	3.43	3.29	3.33
Cost of funds	0.46	0.54	0.93	1.14	1.21
Cost of deposits	0.37	0.48	0.82	1.00	1.05
Cost of debt	1.16	1.06	2.61	3.19	3.54
Efficiency ratio	55.48	53.75	58.78	59.58	62.48
Non-interest expense to average assets	1.82	1.88	2.15	2.11	2.10
Net operating expense to average assets	1.50	1.43	1.68	1.62	1.82
Avg. int-earning assets to avg. int-bearing liabilities	125.40	125.51	124.44	122.50	122.24
Net charge-offs to average portfolio loans	—	0.61	—	0.32	0.03
COMMON SHARE DATA
Basic net income per common share	$0.64	$0.59	$0.47	$0.73	$0.66
Diluted net income per common share	0.64	0.59	0.47	0.73	0.66
Cash dividends paid per common share	0.125	0.125	0.125	0.13	0.13
Basic - weighted average common shares outstanding	5,895,074	5,894,009	5,886,981	5,563,455	5,560,878
Diluted - weighted average common shares outstanding	5,895,074	5,894,009	5,886,981	5,563,455	5,560,878
ASSET QUALITY
Total assets	$2,137,437	$2,093,756	$1,826,621	$1,797,536	$1,855,732
Gross portfolio loans (1)	1,496,532	1,492,745	1,490,089	1,454,172	1,415,417
Classified assets	24,600	25,115	33,489	34,636	37,166
Allowance for loan losses	18,829	16,319	15,061	10,942	11,252
Past due loans - 31 to 89 days	838	5,843	7,921	549	2,252
Past due loans >=90 days	17,230	20,072	12,877	12,778	11,673
Total past due loans (2) (3)	18,068	25,915	20,798	13,327	13,925
Non-accrual loans (4)	20,148	22,896	16,349	17,857	15,433
Accruing troubled debt restructures (TDRs)	573	593	641	650	655
Other real estate owned (OREO)	3,998	3,695	6,338	7,773	10,195
Non-accrual loans, OREO and TDRs	$24,719	$27,184	$23,328	$26,280	$26,283

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________

(1) Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. Asset quality ratios for loans exclude U.S. SBA PPP loans.
(2) Delinquency excludes Purchase Credit Impaired ("PCI") loans.
(3) As of October 30, 2020 there were zero loans that were reported as delinquent as of September 30, 2020 with approved COVID-19 loan deferrals not yet completed.
(4) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At September 30, 2020 and December 31, 2019, the Company had current non-accrual loans of $2.9 million and $5.1 million, respectively.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ASSET QUALITY RATIOS (1)
Classified assets to total assets	1.15%	1.20%	1.83%	1.93%	2.00%
Classified assets to risk-based capital	11.89	12.49	17.00	16.21	18.63
Allowance for loan losses to total loans	1.26	1.09	1.01	0.75	0.79
Allowance for loan losses to non-accrual loans	93.45	71.27	92.12	61.28	72.91
Past due loans - 31 to 89 days to total loans	0.06	0.39	0.53	0.04	0.16
Past due loans >=90 days to total loans	1.15	1.34	0.86	0.88	0.82
Total past due (delinquency) to total loans	1.21	1.74	1.40	0.92	0.98
Non-accrual loans to total loans	1.35	1.53	1.10	1.23	1.09
Non-accrual loans and TDRs to total loans	1.38	1.57	1.14	1.27	1.14
Non-accrual loans and OREO to total assets	1.13	1.27	1.24	1.43	1.38
Non-accrual loans and OREO to total loans and OREO	1.61	1.78	1.52	1.75	1.80
Non-accrual loans, OREO and TDRs to total assets	1.16	1.30	1.28	1.46	1.42
COMMON SHARE DATA
Book value per common share	$32.62	$32.05	$31.35	$30.76	$29.98
Tangible book value per common share**	30.51	29.91	29.18	28.57	27.63
Common shares outstanding at end of period	5,911,940	5,911,715	5,910,064	5,900,249	5,583,492
OTHER DATA
Full-time equivalent employees	189	194	196	194	198
Branches	12	12	12	12	12
Loan Production Offices	4	4	4	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	9.73%	9.76%	10.20%	10.08%	9.49%
Tier 1 common capital to risk-weighted assets	11.11	11.12	11.04	11.11	10.35
Tier 1 capital to risk-weighted assets	11.87	11.89	11.82	11.91	11.16
Total risk-based capital to risk-weighted assets	13.06	12.94	12.80	14.16	13.48
Common equity to assets	9.02	9.05	10.14	10.10	9.02
Tangible common equity to tangible assets **	8.49	8.50	9.51	9.44	8.37

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________

(1)     Asset quality ratios are calculated using total portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA
CONSOLIDATED INCOME STATEMENT

	Nine Months Ended September 30,
(dollars in thousands)	2020	2019
Interest and Dividend Income
Loans, including fees	$48,955	$49,037
Interest and dividends on securities	4,079	4,906
Interest on deposits with banks	126	231
Total Interest and Dividend Income	53,160	54,174
Interest Expense
Deposits	6,515	11,601
Short-term borrowings	111	709
Long-term debt	1,589	2,043
Total Interest Expense	8,215	14,353
Net Interest Income (NII)	44,945	39,821
Provision for loan losses	10,100	1,325
NII After Provision For Loan Losses	34,845	38,496
Noninterest Income
Loan appraisal, credit, and misc. charges	98	204
Gain on sale of assets	6	—
Net gains on sale of investment securities	670	—
Unrealized gain on equity securities	115	156
Income from bank owned life insurance	661	662
Service charges	2,530	2,392
Referral fee income	1,966	139
Total Noninterest Income	6,046	3,553
Noninterest Expense
Compensation and benefits	15,001	15,037
OREO valuation allowance and expenses	2,303	751
Sub-total	17,304	15,788
Operating Expense
Occupancy expense	2,204	2,289
Advertising	380	610
Data processing expense	2,842	2,268
Professional fees	1,755	1,547
Depreciation of premises and equipment	451	520
Telephone communications	139	164
Office supplies	92	104
FDIC Insurance	679	337
Core deposit intangible amortization	452	525
Other	2,233	2,593
Total Operating Expense	11,227	10,957
Total Noninterest Expense	28,531	26,745
Income before income taxes	12,360	15,304
Income tax expense	2,363	4,107
Net Income	$9,997	$11,197

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA

	Nine Months Ended September 30,
	2020	2019
KEY OPERATING RATIOS
Return on average assets ("ROAA")	0.68%	0.87%
Pre-tax Pre-Provision ROAA**	1.53	1.29
Return on average common equity ("ROACE")	7.06	9.22
Pre-tax Pre-Provision ROACE**	15.86	13.70
Average total equity to average total assets	9.66	9.38
Interest rate spread	3.19	3.07
Net interest margin	3.34	3.32
Cost of funds	0.63	1.24
Cost of deposits	0.55	1.07
Cost of debt	1.42	3.72
Efficiency ratio	55.95	61.66
Non-interest expense to average assets	1.95	2.07
Net operating expense to average assets	1.53	1.79
Avg. int-earning assets to avg. int-bearing liabilities	125.14	121.31
Net charge-offs to average portfolio loans	0.20	0.10
COMMON SHARE DATA
Basic net income per common share	$1.70	$2.01
Diluted net income per common share	1.70	2.01
Cash dividends paid per common share	0.38	0.38
Weighted average common shares outstanding:
Basic	5,892,107	5,559,622
Diluted	5,892,107	5,559,622

____________________________________
** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total assets	$2,137,437	$2,093,756	$1,826,621	$1,797,536	$1,855,732
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	1,666	1,810	1,961	2,118	2,281
Total intangible assets	12,501	12,645	12,796	12,953	13,116
Tangible assets	$2,124,936	$2,081,111	$1,813,825	$1,784,583	$1,842,616

Total common equity	$192,850	$189,442	$185,267	$181,494	$167,409
Less: intangible assets	12,501	12,645	12,796	12,953	13,116
Tangible common equity	$180,349	$176,797	$172,471	$168,541	$154,293

Common shares outstanding at end of period	5,911,940	5,911,715	5,910,064	5,900,249	5,583,492

GAAP common equity to assets	9.02%	9.05%	10.14%	10.10%	9.02%
Non-GAAP tangible common equity to tangible assets	8.49%	8.50%	9.51%	9.44%	8.37%

GAAP common book value per share	$32.62	$32.05	$31.35	$30.76	$29.98
Non-GAAP tangible common book value per share	$30.51	$29.91	$29.18	$28.57	$27.63

RECONCILIATION OF NON-GAAP MEASURES

Pre-Tax Pre-Provision ("PTPP") Income, PTPP Return on Average Assets ("ROAA") and PTPP Return on Average Common Equity ("ROACE")

We believe that pre-tax pre-provision income, which reflects our profitability before income taxes and loan loss provisions, allows investors to better assess our operating income and expenses in relation to our core operating revenue by removing the volatility that is associated with credit provisions and different state income tax rates for comparable institutions. We also believe that during a crisis such as the COVID-19 pandemic, this information is useful as the impact of the pandemic on the loan loss provisions of various institutions will likely vary based on the geography of the communities served by a particular institution.

	Three Months Ended					Nine Months Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Net income (as reported)	$3,799	$3,450	$2,748	$4,075	$3,693	$9,997	$11,197
Provision for loan losses	2,500	3,500	4,100	805	450	10,100	1,325
Income tax expenses	1,284	1,136	(57)	1,558	1,397	2,363	4,107
Non-GAAP PTPP income	$7,583	$8,086	$6,791	$6,438	$5,540	$22,460	$16,629

GAAP ROAA	0.73%	0.69%	0.61%	0.91%	0.84%	0.68%	0.87%
Pre-tax Pre-Provision ROAA	1.46%	1.62%	1.51%	1.43%	1.26%	1.53%	1.29%

GAAP ROACE	7.86%	7.27%	6.00%	9.58%	8.86%	7.06%	9.22%
Pre-tax Pre-Provision ROACE	15.69%	17.03%	14.82%	15.14%	13.29%	15.86%	13.70%

Average assets	$2,071,487	$1,995,552	$1,797,426	$1,797,182	$1,755,022	$1,955,247	$1,725,339
Average equity	$193,351	$189,890	$183,272	$170,058	$166,695	$188,853	$161,873

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME

	For the Three Months Ended September 30,						For the Three Months Ended
	2020			2019			September 30, 2020			June 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,006,436	$10,627	4.22%	$923,724	$10,790	4.67%	$1,006,436	$10,627	4.22%	$981,188	$10,537	4.30%
Residential first mortgages	157,039	1,188	3.03%	160,609	1,486	3.70%	157,039	1,188	3.03%	168,958	1,397	3.31%
Residential rentals	132,572	1,499	4.52%	119,343	1,618	5.42%	132,572	1,499	4.52%	131,018	1,521	4.64%
Construction and land development	38,861	448	4.61%	31,200	459	5.88%	38,861	448	4.61%	39,856	445	4.47%
Home equity and second mortgages	32,670	295	3.61%	36,061	538	5.97%	32,670	295	3.61%	35,135	318	3.62%
Commercial and equipment loans	116,472	1,205	4.14%	116,329	1,635	5.62%	116,472	1,205	4.14%	131,186	1,554	4.74%
SBA PPP loans	127,092	902	2.84%	—	—	—%	127,092	902	2.84%	90,132	493	2.19%
Consumer loans	1,102	12	4.36%	945	16	6.77%	1,102	12	4.36%	1,119	12	4.29%
Allowance for loan losses	(16,738)	—	—%	(11,046)	—	—%	(16,738)	—	—%	(15,597)	—	—%
Loan portfolio (1)	$1,595,506	$16,176	4.06%	$1,377,165	$16,542	4.80%	$1,595,506	$16,176	4.06%	$1,562,995	$16,277	4.17%
Taxable investment securities	218,305	1,143	2.09%	232,707	1,606	2.76%	218,305	1,143	2.09%	211,917	1,248	2.36%
Nontaxable investment securities	23,633	126	2.13%	—	—	—%	23,633	126	2.13%	12,586	93	2.96%
Interest-bearing deposits in other banks	24,713	25	0.40%	2,901	33	4.55%	24,713	25	0.40%	17,384	11	0.25%
Federal funds sold	20,561	13	0.25%	10,788	78	2.89%	20,561	13	0.25%	15,893	9	0.23%
Total Interest-Earning Assets	1,882,718	17,483	3.71%	1,623,561	18,259	4.50%	1,882,718	17,483	3.71%	1,820,775	17,638	3.87%
Cash and cash equivalents	87,895			26,253			87,895			73,206
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	1,761			2,392			1,761			1,909
Other assets	88,278			91,981			88,278			88,827
Total Assets	$2,071,487			$1,755,022			$2,071,487			$1,995,552

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$351,951	$—	—%	$235,950	$—	—%	$351,951	$—	—%	$332,642	$—	—%
Interest-bearing deposits
Savings	89,036	20	0.09%	70,669	18	0.10%	89,036	20	0.09%	81,019	30	0.15%
Interest-bearing demand and money market accounts	848,981	313	0.15%	706,574	1,624	0.92%	848,981	313	0.15%	816,836	481	0.24%
Certificates of deposit	363,296	1,201	1.32%	453,014	2,225	1.96%	363,296	1,201	1.32%	373,129	1,426	1.53%
Total interest-bearing deposits	1,301,313	1,534	0.47%	1,230,257	3,867	1.26%	1,301,313	1,534	0.47%	1,270,984	1,937	0.61%
Total Deposits	1,653,264	1,534	0.37%	1,466,207	3,867	1.05%	1,653,264	1,534	0.37%	1,603,626	1,937	0.48%
Long-term debt	63,847	380	2.38%	40,447	223	2.21%	63,847	380	2.38%	67,342	276	1.64%
Short-term debt	3,159	14	1.77%	22,509	140	2.49%	3,159	14	1.77%	13,077	28	0.86%
PPPLF Advance	121,070	107	0.35%	—	—	—%	121,070	107	0.35%	87,332	76	0.35%
Subordinated Notes	—	—	—%	23,000	359	6.24%	—	—	—%	—	—	—%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	80	2.67%	12,000	145	4.83%	12,000	80	2.67%	12,000	97	3.23%
Total Debt	200,076	581	1.16%	97,956	867	3.54%	200,076	581	1.16%	179,751	477	1.06%
Interest-Bearing Liabilities	1,501,389	2,115	0.56%	1,328,213	4,734	1.43%	1,501,389	2,115	0.56%	1,450,735	2,414	0.67%
Total Funds	1,853,340	2,115	0.46%	1,564,163	4,734	1.21%	1,853,340	2,115	0.46%	1,783,377	2,414	0.54%
Other liabilities	24,796			24,164			24,796			22,285
Stockholders' equity	193,351			166,695			193,351			189,890
Total Liabilities and Stockholders' Equity	$2,071,487			$1,755,022			$2,071,487			$1,995,552

Net interest income		$15,368			$13,525			$15,368			$15,224

Interest rate spread			3.15%			3.07%			3.15%			3.21%
Net yield on interest-earning assets			3.27%			3.33%			3.27%			3.34%
Average interest-earning assets to average interest-bearing liabilities			125.40%			122.24%			125.40%			125.51%
Average loans to average deposits			96.51%			93.93%			96.51%			97.47%
Average transaction deposits to total average deposits **			78.03%			69.10%			78.03%			76.73%

Cost of funds			0.46%			1.21%			0.46%			0.54%
Cost of deposits			0.37%			1.05%			0.37%			0.48%
Cost of debt			1.16%			3.54%			1.16%			1.06%

(1) Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $111,000, $242,000 and $181,000 of accretion interest for the three months ended September 30, 2020 and 2019, and June 30, 2020, respectively.

** Transaction deposits exclude time deposits.

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME

	For the Nine Months Ended September 30,
	2020			2019
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$981,944	$32,406	4.40%	$903,984	$31,972	4.72%
Residential first mortgages	165,632	4,098	3.30%	157,429	4,383	3.71%
Residential rentals	131,839	4,373	4.42%	122,606	4,701	5.11%
Construction and land development	38,608	1,360	4.70%	32,550	1,429	5.85%
Home equity and second mortgages	34,604	1,066	4.11%	36,407	1,589	5.82%
Commercial and equipment loans	119,927	4,219	4.69%	116,083	4,918	5.65%
SBA PPP loans	76,418	1,395	2.43%	—	—	—%
Consumer loans	1,113	38	4.55%	886	45	6.77%
Allowance for loan losses	(14,521)	—	—%	(11,067)	—	—%
Loan portfolio (1)	$1,535,564	$48,955	4.25%	$1,358,878	$49,037	4.81%
Taxable investment securities	215,223	3,854	2.39	230,708	4,906	2.84
Nontaxable investment securities	12,144	225	2.47	—	—	—
Interest-bearing deposits in other banks	16,246	87	0.71	3,204	104	4.33
Federal funds sold	13,520	39	0.38	5,802	127	2.92
Total Interest-Earning Assets	1,792,697	53,160	3.95	1,598,592	54,174	4.52
Cash and cash equivalents	61,832			21,438
Goodwill	10,835			10,835
Core deposit intangible	1,910			2,565
Other assets	87,973			91,909
Total Assets	$1,955,247			$1,725,339

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	310,451	—	—%	221,315	—	—%
Interest-bearing liabilities:
Savings	80,412	68	0.11	70,559	$53	0.10
Interest-bearing demand and money market accounts	816,975	2,118	0.35	690,208	4,984	0.96
Certificates of deposit	375,606	4,329	1.54	458,376	6,564	1.91
Total Interest-bearing deposits	1,272,993	6,515	0.68	1,219,143	11,601	1.27
Total Deposits	1,583,444	6,515	0.55	1,440,458	11,601	1.07
Debt:
Long-term debt	62,101	916	1.97	27,094	515	2.53
Short-term borrowings	10,895	111	1.36	36,492	709	2.59
PPPLF Advances	69,656	182	0.35	—	—	—
Subordinated Notes	4,953	184	4.95	23,000	1,078	6.25
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	307	3.41	12,000	450	5.00
Total Debt	159,605	1,700	1.42	98,586	2,752	3.72
Total Interest-Bearing Liabilities	1,432,598	8,215	0.76	1,317,729	14,353	1.45
Total funds	1,743,049	8,215	0.63	1,539,044	14,353	1.24
Other liabilities	23,345			24,422
Stockholders' equity	188,853			161,873
Total Liabilities and Stockholders' Equity	$1,955,247			$1,725,339

Net interest income		$44,945			$39,821

Interest rate spread			3.19%			3.07%
Net yield on interest-earning assets			3.34%			3.32%
Average interest-earning assets to average interest-bearing liabilities			125.14%			121.31%
Average loans to average deposits			96.98%			94.34%
Average transaction deposits to total average deposits **			76.28%			68.18%

Cost of funds			0.63%			1.24%
Cost of deposits			0.55%			1.07%
Cost of debt			1.42%			3.72%

(1) Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $514,000 and $624,000 of accretion interest during the nine months ended September 30, 2020 and 2019, respectively.

** Transaction deposits exclude time deposits.

SUMMARY OF LOAN PORTFOLIO
(dollars in thousands)

BY LOAN TYPE	September 30, 2020%		June 30, 2020%		March 31, 2020%		December 31, 2019%		September 30, 2019%
Portfolio Type:
Commercial real estate	$1,021,987	68.29%	$996,111	66.73%	$977,678	65.61%	$964,777	66.34%	$932,344	65.86%
Residential first mortgages	147,756	9.87%	165,670	11.10%	170,795	11.46%	167,710	11.53%	163,727	11.57%
Residential rentals	137,950	9.22%	132,590	8.88%	133,016	8.93%	123,601	8.50%	121,170	8.56%
Construction and land development	36,061	2.41%	37,580	2.52%	38,627	2.59%	34,133	2.35%	30,774	2.17%
Home equity and second mortgages	31,427	2.10%	33,873	2.27%	35,937	2.41%	36,098	2.48%	36,182	2.56%
Commercial loans	58,894	3.94%	63,249	4.24%	70,971	4.76%	63,102	4.34%	69,179	4.89%
Consumer loans	1,081	0.07%	1,117	0.07%	1,134	0.08%	1,104	0.08%	937	0.07%
Commercial equipment	61,376	4.10%	62,555	4.19%	61,931	4.16%	63,647	4.38%	61,104	4.32%
Gross portfolio loans	1,496,532	100.00%	1,492,745	100.00%	1,490,089	100.00%	1,454,172	100.00%	1,415,417	100.00%
Net deferred costs	1,610	(0.11)%	2,072	0.14%	2,059	0.14%	1,879	0.13%	1,691	0.12%
Allowance for loan losses	(18,829)		(16,319)		(15,061)		(10,942)		(11,252)
	(17,219)		(14,247)		(13,002)		(9,063)		(9,561)
Net portfolio loans	$1,479,313		$1,478,498		$1,477,087		$1,445,109		$1,405,856

U.S. SBA PPP loans	$131,088		$129,384		$—		$—		$—
Net deferred fees	(3,277)		(3,746)		—		—		—
Net SBA PPP loans	$127,811		$125,638		$—		$—		$—

Total net loans	$1,607,124		$1,604,136		$1,477,087		$1,445,109		$1,405,856

Gross loans	$1,627,620		$1,622,129		$1,490,089		$1,454,172		$1,415,417

END OF PERIOD CONTRACTUAL RATES

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	4.20%	4.32%	4.52%	4.59%	4.64%
Residential first mortgages	3.93%	3.93%	3.93%	3.95%	3.96%
Residential rentals	4.30%	4.45%	4.69%	4.79%	4.80%
Construction and land development	4.40%	4.46%	5.02%	5.12%	5.29%
Home equity and second mortgages	3.56%	3.56%	4.89%	4.90%	5.38%
Commercial loans	4.51%	4.53%	4.92%	5.26%	5.65%
Consumer loans	5.94%	6.05%	6.17%	6.25%	6.41%
Commercial equipment	4.42%	4.44%	4.46%	4.49%	4.59%
U.S. SBA PPP loans	1.00%	1.00%	—%	—%	—%
Total Loans	3.94%	4.03%	4.51%	4.58%	4.66%
Yields without U.S. SBA PPP Loans	4.20	4.29%	—%	—%	—%

ALLOWANCE FOR LOAN LOSSES

	For the Three Months Ended
(dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Beginning of period	$16,319	$15,061	$10,942	$11,252	$10,918
Charge-offs	(65)	(2,262)	—	(1,155)	(144)
Recoveries	75	20	19	40	28
Net charge-offs	10	(2,242)	19	(1,115)	(116)
Provision for loan losses	2,500	3,500	4,100	805	450
End of period	$18,829	$16,319	$15,061	$10,942	$11,252
Net charge-offs to average portfolio loans (annualized)	—%	(0.61)%	—%	(0.32)%	(0.03)%
Breakdown of general and specific allowance as a percentage of gross portfolio loans[1]
General allowance	$18,319	$16,215	$13,412	$10,114	$9,776
Specific allowance	510	104	1,649	828	1,476
	$18,829	$16,319	$15,061	$10,942	$11,252
General allowance	1.22%	1.09%	0.90%	0.70%	0.69%
Specific allowance	0.03%	0.01%	0.11%	0.05%	0.10%
Allowance to gross portfolio loans	1.26%	1.09%	1.01%	0.75%	0.79%
Allowance to non-acquired gross loans	1.31%	1.14%	1.06%	0.79%	0.85%

CLASSIFIED AND SPECIAL MENTION ASSETS

The following is a breakdown of the Company’s classified and special mention assets at September 30, 2020, June 30, 2020, March 31, 2020 and December 31, 2019, 2018, 2017, and 2016, respectively:

	As of
(dollars in thousands)	9/30/2020	6/30/2020	3/31/2020	12/31/2019	12/31/2018	12/31/2017	12/31/2016
Classified loans
Substandard	$20,602	$21,420	$27,151	$26,863	$32,226	$40,306	$30,463
Doubtful	—	—	—	—	—	—	137
Total classified loans	20,602	21,420	27,151	26,863	32,226	40,306	30,600
Special mention loans	2,440	1,025	1,045	—	—	96	—
Total classified and special mention loans	$23,042	$22,445	$28,196	$26,863	$32,226	$40,402	$30,600

Classified loans	$20,602	$21,420	$27,151	$26,863	$32,226	$40,306	$30,600
Classified securities	—	—	—	—	482	651	883
Other real estate owned	3,998	3,695	6,338	7,773	8,111	9,341	7,763
Total classified assets	$24,600	$25,115	$33,489	$34,636	$40,819	$50,298	$39,246

Total classified assets as a percentage of total assets	1.15%	1.20%	1.83%	1.93%	2.42%	3.58%	2.94%
Total classified assets as a percentage of Risk Based Capital	11.89%	12.49%	17.00%	12.21%	21.54%	32.10%	26.13%

SUMMARY OF DEPOSITS

	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$360,839	20.28%	$356,196	21.32%	$254,114	16.80%	$241,174	15.95%	$243,425	15.60%
Interest-bearing:
Demand	635,176	35.69%	547,639	32.79%	517,069	34.19%	523,802	34.65%	539,512	34.59%
Money market deposits	329,617	18.52%	314,781	18.85%	281,656	18.62%	283,438	18.75%	274,743	17.61%
Savings	90,514	5.09%	85,257	5.10%	73,874	4.88%	69,254	4.58%	67,544	4.33%
Certificates of deposit	363,460	20.42%	366,491	21.94%	385,876	25.51%	394,169	26.07%	434,736	27.87%
Total interest-bearing	1,418,767	79.72%	1,314,168	78.68%	1,258,475	83.20%	1,270,663	84.05%	1,316,535	84.40%
Total Deposits	$1,779,606	100.00%	$1,670,364	100.00%	$1,512,589	100.00%	$1,511,837	100.00%	$1,559,960	100.00%

Transaction accounts	$1,416,146	79.58%	$1,303,873	78.06%	$1,126,713	74.49%	$1,117,668	73.93%	$1,125,224	72.13%

1 Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio